Exhibit 34.1

Ernst & Young LLP One Commerce Square 2005 Market Street Suite 700 Philadelphia, PA 19103	Tel: 215-448-5000 ey.com

Report of Independent Registered Public Accounting Firm

The Board of Directors

Cenlar FSB:

We have examined management’s assertion, included in the accompanying Management

Assessment, that Cenlar FSB (the Bank) complied with the servicing criteria set forth in Item

1122 (d) of the Securities and Exchange Commission’s Regulation AB for the residential mortgage loans platform as of and for the year ended December 31, 2020, except for servicing criteria 1122 (d)(1)(iii), 1122(d)(3)(i)(b)-(c), 1122(d)(4)(i)-(ii), and 1122(d)(4)(xi) which the Bank has determined are not applicable to the activities performed by them with respect to the servicing platform covered by this report. See Appendix A for the asset backed transactions covered by this platform. Management is responsible for the Bank’s compliance with those servicing criteria. Our responsibility is to express an opinion on management’s assertion about the Bank’s compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with attestation standards established by the

American Institute of Certified Public Accountants, as adopted by the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Bank’s compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances.  Our examination included testing of less than all of the individual asset backed transactions and securities that comprise the platform, testing of less than all of the servicing activities related to the Platform and determining whether the Bank processed those selected transactions and performed those selected activities in compliance with the servicing criteria and as permitted by Regulation AB Compliance and Disclosure Interpretations of the Division of Corporation Finance, Section 200.06, “Vendors Engaged by Servicers” (C&DI 200.06). Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Bank during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Bank during the period covered by this report for the selected transactions or any other transactions. Although the Bank is responsible for assessing compliance with 1122(d)(2)(iv), 1122(d)(4)(iii), and 1122(d)(4)(xv) of Regulation AB, there were no servicing activities performed by the Bank during the year ended December 31, 2020 that required these servicing criteria to be complied with. We believe that the evidence we obtained is sufficient and appropriate to provide a reasonable basis for our opinion.

Our examination does not provide a legal determination on the Bank’s compliance with the servicing criteria.

As described in management’s assertion, for servicing criterion 1122 (d)(2)(i), the Bank has engaged various vendors to perform the activities required by this servicing criterion. The Bank has determined that these vendors are not considered a “servicer” as defined in Item 1101(j) of Regulation AB, and the Bank has elected to take responsibility for assessing compliance with the applicable servicing criterion applicable to each vendor as permitted by C&DI 200.06. As permitted by C&DI 200.06, the Bank has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendors’ activities comply in all material respects with servicing criteria applicable to each vendor. The Bank is solely responsible for

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determining that it meets the SEC requirements to apply C&DI 200.06 for the vendors and related criterion as described in its assertion, and we performed no procedures with respect to the Bank’s eligibility to apply C&DI 200.06.

In our opinion management’s assertion that the Bank complied with the aforementioned servicing criteria, including servicing criteria 1122 (d)(2)(i) for which compliance is determined based on C&DI 200.06 as described above, as of and for the year ended December 31, 2020 for the residential mortgage loans platform, is fairly stated, in all material respects.

March 1, 2021